EXHIBIT 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS THIRD QUARTER FISCAL 2015 RESULTS
•	Record 26 New Store Openings in the Third Quarter
•	Raises Fiscal 2015 Guidance

BIRMINGHAM, Ala. (November 21, 2014) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the third quarter ended November 1, 2014.

Third Quarter Results
Net sales for the 13-week period ended November 1, 2014, increased 5.0% to $218.3 million compared with $208.0 million for the 13-week period ended November 2, 2013.  Comparable store sales for the third quarter increased 0.6%.

Gross profit was 36.3% of net sales for the 13-week period ended November 1, 2014, compared with 36.8% for the 13-week period ended November 2, 2013.  The decline was mainly due to markdowns related to slow selling and aged inventory.  Gross profit was also affected by store occupancy costs, as these expenses increased as a percentage of net sales due to higher store openings and the deleveraging effect of lower comparable store sales.

Store operating, selling and administrative expenses were 22.1% of net sales for the 13-week period ended November 1, 2014, compared with 21.9% of net sales for the 13-week period ended November 2, 2013.  These expenses were higher as a percentage of net sales mainly due to the deleveraging effect of lower comparable store sales.

Net income for the 13-week period ended November 1, 2014, was $16.9 million compared with $17.3 million for the 13-week period ended November 2, 2013.  Earnings per diluted share was $0.67 for the 13-week period ended November 1, 2014, compared with $0.66 for the 13-week period ended November 2, 2013.

Fiscal Year to Date Results
Net sales for the 39-week period ended November 1, 2014, increased 6.3% to $674.1 million compared with $634.2 million for the 39-week period ended November 2, 2013.  Comparable store sales increased 1.9%.

Gross profit was 35.9% of net sales for the 39-week period ended November 1, 2014, compared with 36.5% for the 39-week period ended November 2, 2013.

Store operating, selling and administrative expenses were 21.3% of net sales for the 39-week period ended November 1, 2014, compared with 21.2% of net sales for the 39-week period ended November 2, 2013.

Net income for the 39-week period ended November 1, 2014, was $53.7 million compared with $54.0 million for the 39-week period ended November 2, 2013. Earnings per diluted share increased to $2.08 for the 39-week period ended November 1, 2014, compared with $2.05 for the 39-week period ended November 2, 2013.

Jeff Rosenthal, President and Chief Executive Officer, stated, "We were pleased with our performance during the back-to-school season, with an acceleration of comparable store sales in August against high single-digit comps in the prior year.  This improvement was offset by weaker comps in October.  However, we have seen an improved sales trend in early November with the onset of colder weather in many of our markets.  Our new store growth continues to be robust, with the opening of a record 26 stores in the third quarter.   We are on track to achieve our goal of 75 to 80 new store openings for the year.  As we look ahead to the holiday season, we are confident that our product selection and inventory levels are in a good position to drive solid performance."

For the quarter, Hibbett opened 26 new stores, expanded 2 high performing stores and closed 7 underperforming stores, bringing the store base to 969 in 31 states as of November 1, 2014.  Estimated square footage for the store base increased 6.5% to approximately 5.6 million square feet at November 1, 2014, compared with 5.2 million square feet at November 2, 2013.

Liquidity and Stock Repurchases
Hibbett ended the third quarter of Fiscal 2015 with $71.5 million of available cash and cash equivalents on the unaudited consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the third quarter, the Company repurchased 371,589 shares of its common stock for a total expenditure of $16.7 million.  Approximately $179.7 million of the total authorization remained for future stock repurchases as of November 1, 2014.

Fiscal 2015 Outlook
The Company is raising its guidance for the 52 weeks ending January 31, 2015, to earnings per diluted share in the range of $2.72 to $2.77.  This compares to previous guidance of earnings per diluted share in the range of $2.63 to $2.73.  The Company also reaffirms an expected increase in comparable store sales in the low single-digit range.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, November 21, 2014, to discuss third quarter Fiscal 2015 results.  The number to call for the live interactive teleconference is (212) 231-2921.  A replay of the conference call will be available until November 29, 2014, by dialing (402) 977-9140 and entering the passcode, 21706423.

The Company will also provide an online Web simulcast and rebroadcast of its third quarter Fiscal 2015 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, or www.streetevents.com, on November 21, 2014, beginning at 10:00 a.m. ET. The online replay will follow shortly after the call and be available for replay for one year.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States. The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities

Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening plans, sales trends, product selection, inventory levels, earnings per diluted share and comparable store sales.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 31, 2014 and in our Quarterly Report on Forms 10-Q filed on June 9, 2014 and September 8, 2014. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net sales	$218,321	$207,971	$674,148	$634,198
Cost of goods sold, including wholesale, logistics and store occupancy costs	139,171	131,483	432,394	402,907
Gross profit	79,150	76,488	241,754	231,291
Store operating, selling and administrative expenses	48,202	45,496	143,778	134,251
Depreciation and amortization	4,136	3,549	11,777	10,193
Operating income	26,812	27,443	86,199	86,847
Interest expense, net	73	55	216	142
Income before provision for income taxes	26,739	27,388	85,983	86,705
Provision for income taxes	9,849	10,138	32,324	32,700
Net income	$16,890	$17,250	$53,659	$54,005

Net income per common share:
Basic earnings per share	$0.67	$0.67	$2.10	$2.09
Diluted earnings per share	$0.67	$0.66	$2.08	$2.05

Weighted average shares outstanding:
Basic	25,111	25,823	25,504	25,893
Diluted	25,336	26,282	25,758	26,309

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	November 1, 2014	February 1, 2014
Assets
Cash and cash equivalents	$71,481	$66,227
Inventories, net	242,788	226,545
Other current assets	29,321	30,877
Total current assets	343,590	323,649
Property and equipment, net	93,347	86,014
Other assets	6,768	6,682
Total assets	$443,705	$416,345

Liabilities and Stockholders' Investment
Accounts payable	$90,816	$74,532
Short-term capital leases	428	322
Accrued expenses	19,708	16,560
Total current liabilities	110,952	91,414
Non-current liabilities	22,402	20,908
Stockholders' investment	310,351	304,023
Total liabilities and stockholders' investment	$443,705	$416,345

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Sales Information
Net sales increase	5.0%	2.5%	6.3%	5.5%
Comparable store sales increase	0.6%	4.8%	1.9%	1.8%

Store Count Information
Beginning of period	950	892	927	873
New stores opened	26	16	58	42
Stores closed	(7)	(4)	(16)	(11)
End of period	969	904	969	904

Stores expanded	2	4	7	12
Estimated square footage at end of period (in thousands)	5,553	5,216

Balance Sheet Information
Average inventory per store	$250,555	$254,615

Share Repurchase Activity
Shares	371,589	134,406	1,072,295	344,197
Cost (in thousands)	$16,745	$7,142	$54,577	$18,771

END OF EXHIBIT 99.1